CUSIP No. 67069D 10 8                  13D                   Page 10 of 10 Pages



                                                                       Exhibit 2

                             STOCKHOLDERS' AGREEMENT

            This Stockholders' Agreement (this "Agreement"), is made as of December 20, 2002, by and among HJM Holdings, LLC, a Delaware limited liability company (the "LLC"), NewSpring Ventures, L.P., a Delaware limited partnership ("NSV"), and such other parties as may from time to time join in this Agreement with the written consent of the LLC and NSV and the other parties hereto, if any, by executing a joinder substantially similar to Exhibit A (each of NSV and such other parties that execute a joinder hereto, collectively, the "Other Investors," and, collectively with the LLC and NSV, the "Stockholders").

                                   Background

            Each of the Stockholders has purchased shares of the common stock of Nutri/System, Inc, a Delaware corporation (the "Company"), pursuant to the Purchase Agreements (the "Common Stock");

            The Stockholders desire to provide for certain rights and obligations in respect of, among other things, the voting of the shares of Common Stock which each of them currently own or control; and

            The execution and delivery of this Agreement by the LLC and the Other Investors that are signatories to this Agreement as of the date hereof is a pre-condition and material inducement for each of them to purchase the shares of Common Stock purchased by them.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1. Definitions. For convenience and brevity, certain terms used in this Agreement are defined immediately below instead of when first used in this Agreement. Each defined term used in this Agreement has been identified by capitalizing the first letter in such term.

            "Board" means the board of directors of the Company.

            "Change of Control Transaction" means any of the following: (a) a merger, consolidation, exchange or other business combination or transaction involving the Company if all of the stockholders of the Company immediately prior to the effective date of such merger, consolidation, exchange or other business combination or transaction collectively have, as a result of such transaction, ownership of voting securities representing less than 50% of the total voting power of the surviving corporation following such merger, consolidation, exchange or other business combination or transaction; (b) a sale or other direct or indirect disposition of all or substantially all the assets of the Company; or (c) a liquidation or dissolution of the Company.

            "Common Stock" is defined in the Background section.

            "Company" is defined in the Background section.

            "Company Matter" means a matter, other than a Special Company Matter or one set forth in Section 2.1, that requires the approval of the stockholders of the Company.

CUSIP No. 67069D 10 8                  13D                   Page 11 of 11 Pages



            "Company Matter Authorization" means a writing substantially in the form of Exhibit B, indicating the direction of voting that the Other Investors desire to take with respect to the shares of Common Stock that it owns or controls.

            "Company Matter Majority" means the direction of voting prescribed by more than 50% of the aggregate Voting Rights of the Other Investors and each member of the LLC as set forth on the LLC Voting Certificate and any Company Matter Authorizations properly submitted pursuant to this Agreement or the Operating Agreement, as appropriate.

            "Liquidity Transaction" means a permitted sale by the LLC (or its members upon the distribution of such shares) and the Other Investors prior to the termination of this Agreement where the following conditions have been satisfied: (a) such permitted sale shall only pertain to and cover shares of Common Stock registered under the Securities Act of 1933; (b) as to the LLC, all of the shares of Common Stock that are to be subject to its proportionate right of sale may be sold directly by the LLC, distributed to its members as freely tradable shares or some combination thereof; and (c) no stockholder (or member of the LLC in the event of a distribution of shares by the LLC to its members) shall be obligated to sell its, his or her shares of Common Stock in, or as a result of, the Liquidity Transaction.

            "LLC" means HJM Holdings, LLC, a Delaware limited liability company.

            "LLC Special Matter Voting Certificate" is defined in Section
2.3(b).

            "LLC Voting Certificate" is defined in Section 2.2(b).

            "Notice Trigger" means (a) the receipt by the LLC of a written notice from the Company or a stockholder of the Company of a meeting (annual, special or otherwise) where any matter is to be submitted to a vote of the stockholders of the Company or an action is to be taken by a written consent of the Stockholders of the Company or (b) the submission by the LLC of a matter to the stockholders of the Company in accordance with the Company's by-laws and applicable law, whether such submission relates to a meeting of the stockholders or an action to be taken by a written consent of the stockholders of the Company.

            "Permitted Transfer" means any direct or indirect transfer of Common Stock by a Stockholder to an affiliate of such Stockholder as well as any distribution of Common Stock by the LLC to its members or NSV to its limited partners; provided, that, unless such transfer is in connection with a distribution pursuant to a Liquidity Transaction (in which case no joinder shall be required), such transferee executes the joinder attached hereto as Exhibit A.

            "Pro-Rata Share" means, with respect to any Stockholder, the percentage of shares of Common Stock owned by such Stockholder in relation to the aggregate amount of shares of Common Stock owned by all Stockholders.

            "Prohibited Transfer" is defined in Section 3.

            "Purchase Agreements" means (a) the Stock Purchase Agreement between the LLC, NSV and Brian D. Haveson, (b) the Stock Purchase Agreement between the LLC, NSV, Michael E. Heisley, Sr. and HPF Holdings, Inc. or (c) the Stock Purchase Agreement between the LLC, NSV, Donald R. Caldwell and CRX Investments I, L.P., in each case as entered into on the date hereof.

            "Receiving Stockholder" is defined in Section 4.

CUSIP No. 67069D 10 8                  13D                   Page 12 of 12 Pages



            "Response Period" means such reasonable period of time, given the particular circumstances, set forth in a notice sent by the LLC to the Other Investors relating the delivery of Company Matter Authorization in connection with either a Company Matter or a Special Company Matter; provided, that unless otherwise agreed by the Other Investors, such period of time shall not be less than three business days, and no earlier than (a) the day of the meeting of the members of the LLC, if any, called to consider the Company Matter or Special Company Matter, as the case may be, or (b) the date on which the members of the LLC are required to return written authorizations of any such matter pursuant to the terms of the operating agreement of the LLC.

            "Special Company Matter" means a Change of Control Transaction or a Liquidity Transaction.

            "Special Company Matter Authorization" means a notice substantially in the form of Exhibit C, indicating the manner of voting that the Other Investors desire to take with respect to the shares of Common Stock that it owns or controls.

            "Special Company Matter Majority" means the direction of voting prescribed by more than 75% of the aggregate Voting Rights of the Other Investors and each member of the LLC as set forth on the LLC Special Matter Voting Certificate and any Special Company Matter Authorizations properly submitted pursuant to this Agreement or the Operating Agreement, as appropriate.

            "Term" is defined in Section 5.1.

            "Voting Rights" with respect to any party, means the number of voting rights set forth next to such party's name on Schedule B, as may be amended from time to time.

            2. Voting Agreement.

            2.1 Board.

            (a) Composition. During the Term, each of the Stockholders shall use its best efforts (which standard shall not require NSV, the LLC, or any other party hereto to violate any applicable law or regulation) to cause the Board to be comprised of no more than seven members.

            (b) Nominations. During the Term, each of the Stockholders shall, in advance of (x) the mailing of a proxy statement for a stockholders' meeting at which directors are to be elected or (y) a meeting of stockholders at which directors are to be elected and for which a proxy statement was not distributed, use its best efforts (which standard shall not require NSV, the LLC or any other party hereto to violate any applicable law or regulation) to cause the Board to nominate for election:

                  (i) two individuals to be designated by the LLC; and

                  (ii) two individuals to be designated by NSV

to serve on the Board for a period of one year and until his or her successor is duly elected.

            (c) Election. Each Stockholder shall use its best efforts (which standard shall not require NSV, the LLC, or any other party hereto to violate any applicable law or regulation), including by

CUSIP No. 67069D 10 8                  13D                   Page 13 of 13 Pages



voting or acting by written consent, with respect to all shares of Common Stock that it owns or controls, to cause the designees of the LLC and NSV to be elected to the Board.

            2.2 Company Matters. Subject to Sections 2.1 and 2.3, during the Term, each of the Stockholders shall vote, in any matter requiring action by the Company's stockholders, all shares of Common Stock that it owns as set forth below.

            (a) Upon a Notice Trigger relating to a Company Matter, the LLC promptly shall transmit notice of any such Company Matter, setting forth the Response Period together with a request for a Company Matter Authorization, to each of the Other Investors in accordance with the notice provisions of Section
5.2. The LLC shall take no action (other than to poll its members for voting instructions) with respect to any Company Matter during the Response Period. During the Response Period, each Other Investor may elect to submit a Company Matter Authorization to the LLC. Any Company Matter Authorization received by the LLC after the Response Period shall not be counted for purpose of calculating the Company Matter Majority.

            (b) Within three business days following the expiration of the Response Period, the LLC shall deliver a certificate (the "LLC Voting Certificate") to the Other Investors (A) indicating the manner of voting or other action prescribed by those members of the LLC that properly cast a vote with respect to a Company Matter and (B) attaching or otherwise including copies of the Company Matter Authorizations received by the LLC during the Response Period. Each of the Stockholders shall vote the shares of Common Stock owned or controlled by it in the manner prescribed by the Company Matter Majority.

            2.3 Special Company Matters. During the Term, each of the Stockholders shall vote on any Special Company Matter, all the shares of Common Stock that it is entitled to vote as set forth below.

            (a) Upon a Notice Trigger relating to a Special Company Matter, the LLC promptly shall transmit notice of such Special Company Matter, setting forth the Response Period together with a request for a Special Company Matter Authorization, to each of the Other Investors in accordance with the notice provisions of Section 5.2. The LLC shall take no action (other than to poll its members for voting instructions) with respect to any Special Company Matter during the Response Period. During the Response Period, each Other Investor may elect to submit a Special Company Matter Authorization to the LLC. Any Special Company Matter Authorization received by the LLC after the Response Period shall not be counted for purpose of calculating the Special Company Matter Majority.

            (b) Within three business days following the expiration of the Response Period, the LLC shall deliver a certificate (the "LLC Special Matter Voting Certificate") to the Other Investors (A) indicating the manner of voting or other action prescribed by each of the members of the LLC with respect to a Special Company Matter and (B) attaching or otherwise including copies of the Special Company Matter Authorizations received by the LLC during the Response Period. Each of the Stockholders shall vote the shares of Common Stock owned or controlled by it in the manner prescribed by the Special Company Matter Majority.

            (c) In the event that a Liquidity Transaction is approved by the Stockholders, then each of the Stockholders shall be entitled to sell that amount of shares of Common Stock up to an amount equal to the total amount of Common Stock to be sold in the Liquidity Transaction multiplied by such Stockholders' Pro-Rata Share.

CUSIP No. 67069D 10 8                  13D                   Page 14 of 14 Pages



            3. Prohibitions on Transfer. Except for Permitted Transfers, no Stockholder shall, directly or indirectly, sell, assign, hypothecate, pledge, encumber or otherwise transfer to any person or entity or grant any interest in any shares of Common Stock that it owns or controls (in each case, a "Prohibited Transfer"). Any Prohibited Transfer or other transfer in violation of any provision of this Agreement shall be void and ineffectual and shall not operate to transfer any interest or title to the purported transferee.

            4. Other Agreements. In the event that either of the LLC or NSV, receives monies (the "Receiving Stockholder") as a result of payments relating to or stemming from a Purchase Agreement to the exclusion of the non-Receiving Stockholder, such Receiving Stockholder shall share the proceeds of such payment with the non-Receiving Stockholder party to the Purchase Agreement on a pro-rata basis calculated based upon the number of shares of Common Stock each party purchased pursuant to the Purchase Agreement at issue. The covenants set forth in this Section 4 shall survive any termination of this Agreement and shall continue to be in full force and effect until such time as none of the parties hereto have any rights to receive any indemnification payments under any of the Purchase Agreements.

            5. General.

            5.1 Term; Termination. The term of this Agreement (the "Term") shall be from the date hereof until the date on which this Agreement is terminated as set forth below. This Agreement shall terminate and be of no further force and effect without any further action being required by any party hereto immediately upon the occurrence of any of the following events:

            (a) the second anniversary of the date hereof;

            (b) the written consent of each of the Stockholders; or

            (c) upon the approval of a Liquidity Transaction, if at the time of such Liquidity Transaction those shares of Common Stock held by the LLC and the Other Investors after a permitted sale (assuming, at the time of the vote for the Liquidity Transaction, that all shares of Common Stock subject to the permitted sale are sold) would be less than 50% of the then outstanding Common Stock of the Company.

            5.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight courier (with confirmation of receipt) or sent via facsimile to the parties at the address or facsimile number for such party set forth beneath such party's name on Schedule A. Notice given by telecopier shall be effective upon actual receipt if received during the hours of 9 AM to 5 PM on a business day, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address or facsimile number to which notice is to be given to it by giving notice as provided above of such change of address or facsimile number.

            5.3 Successors and Assigns. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

            5.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason be held to be invalid, illegal or unenforceable, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision had never been contained herein.

CUSIP No. 67069D 10 8                  13D                   Page 15 of 15 Pages



            5.5 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. Other than with respect to amendments to Schedule A (which requires the consent of the LLC and NSV) and Schedule B (which requires only notice and the providing of a reasonable level of supporting detail), any amendment or modification of this Agreement shall be effective only if approved by the members of the LLC and the Other Investors in a manner similar to that necessary to approve a Special Company Matter. Any waiver hereunder of any of the rights of any party hereto shall be effective only if evidenced by a written instrument executed by the party against whom such waiver is to be enforced.

            5.6 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder" or "herein" relate to this Agreement. Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            5.7 Governing Law. The construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereto each hereby irrevocably (a) submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Delaware and (b) waives the right and hereby agrees not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each party hereto also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 4.2. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

            5.8 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party's execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

            5.9 Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them as provided by law or equity. Without limiting the generality of the foregoing, the parties agree that in addition to any other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that, in the event any action or proceeding is brought in equity or to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law.

CUSIP No. 67069D 10 8                  13D                   Page 16 of 16 Pages



            5.10 Injunctive Relief. It is acknowledged that it will be impossible to measure the damages that would be suffered by any party if another party fails to comply with the provisions of this Agreement and that in the event of any such failure, the non-defaulting party will not have an adequate remedy at law. The non-defaulting party shall, therefore, be entitled to obtain specific performance of any defaulting party's obligations hereunder and to obtain immediate injunctive relief. The defaulting party shall not argue, as a defense to any proceeding for such specific performance or injunctive relief, that the non-defaulting party has an adequate remedy at law.

            5.11 Reorganization. The provisions of this Agreement shall apply to any shares or other securities resulting from any stock split or reverse split, stock dividend, reclassification, subdivision, consolidation or reorganization of any shares or other equity securities of the Company.

                           [Signature Page(s) Follow]

CUSIP No. 67069D 10 8                  13D                   Page 17 of 17 Pages



            IN WITNESS WHEREOF, the parties have executed this Stockholders' Agreement on the day and year indicated above.

                                    HJM HOLDINGS, LLC



                                    By:
                                       ----------------------------
                                    Name:  Michael J. Hagan
                                    Title: President

                                    NEWSPRING VENTURES, L.P.

                                    By: Progress Capital II, L.P.
                                        its General Partner

                                        By: Progress Capital II, Inc.
                                            its General Partner


                                        By:
                                           ----------------------------
                                           Name:
                                           Title:

CUSIP No. 67069D 10 8                  13D                   Page 18 of 18 Pages



                                    EXHIBIT A

                   Form of Joinder to Stockholders' Agreement

      This Joinder to Stockholders' Agreement (this "Joinder") is made as of the _____ day of _________, ________ by ____________ (the "Stockholder") in favor of the Stockholders. Each of the capitalized terms that are used and not otherwise defined herein shall have the meaning ascribed to such terms in that certain Stockholders' Agreement dated December [___], 2002 by and between HJM Holdings LLC, a Delaware limited liability company, and NewSpring Ventures, L.P., a Delaware limited partnership, as the same shall be amended from time to time (the "Stockholders' Agreement")

                                   Background

      The Stockholder is a holder of shares of Common Stock (the "Shares"). In connection with the purchase of the Shares, the Stockholder and the Stockholders desire that the Stockholder be deemed to be a "Stockholder" under the Stockholders' Agreement and be subject to the terms and conditions thereof.

      NOW, THEREFORE, in consideration of the rights and privileges to be conferred upon the Stockholder under the Stockholders' Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree that the Stockholder is hereby joined as a party to the Stockholders' Agreement and is deemed to be a "Stockholder" for all purposes under such Stockholders' Agreement.

      This Joinder may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same document.

      IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first written above.

                                    HJM HOLDINGS, LLC

                                    By:
                                       ------------------------
                                    Name:
                                    Title:

                                    NEWSPRING VENTURES, L.P.

                                    By:
                                       ------------------------
                                    Name:
                                    Title:


                                    ---------------------------
                                    [Joining Party]

CUSIP No. 67069D 10 8                  13D                   Page 19 of 19 Pages



                                    EXHIBIT B

                      Form of Company Matter Authorization

                       [Name of applicable Other Investor]


[X] Please mark your votes as in this example


1.  Proposal to [description of proposal].         FOR    AGAINST    ABSTAIN
                                                   [ ]      [ ]        [ ]
2.  Proposal to [description of proposal].         FOR    AGAINST    ABSTAIN
                                                   [ ]      [ ]        [ ]
3.  [Repeat as necessary, depending on number      FOR    AGAINST    ABSTAIN
    of proposals upon which a vote is required]    [ ]      [ ]        [ ]

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF COMPANY MATTER WITH RESPECT TO THE MATTERS DESCRIBED ABOVE AND REQUEST FOR A COMPANY MATTER AUTHORIZATION IN CONNECTION THEREWITH PURSUANT TO THE STOCKHOLDERS' AGREEMENT.

Signature:                                              Date:

By:
   ----------------------------------                   --------------
Name:
Title:

Note: This Company Matter Authorization must be signed by an authorized person of the recipient.

CUSIP No. 67069D 10 8                  13D                   Page 20 of 20 Pages



                                    EXHIBIT C

                  Form of Special Company Matter Authorization

                       [Name of applicable Other Investor]


[X] Please mark your votes as in this example


1.  Proposal to [description of proposal].         FOR    AGAINST    ABSTAIN
                                                   [ ]      [ ]        [ ]
2.  Proposal to [description of proposal].         FOR    AGAINST    ABSTAIN
                                                   [ ]      [ ]        [ ]
3.  [Repeat as necessary, depending on number      FOR    AGAINST    ABSTAIN
    of proposals upon which a vote is required]    [ ]      [ ]        [ ]

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL COMPANY MATTER WITH RESPECT TO THE MATTERS DESCRIBED ABOVE AND REQUEST FOR A SPECIAL COMPANY MATTER AUTHORIZATION IN CONNECTION THEREWITH PURSUANT TO THE STOCKHOLDERS' AGREEMENT.

Signature:                                              Date:

By:
   ----------------------------------                   --------------
Name:
Title:

Note: This Special Company Matter Authorization must be signed by an authorized person of the recipient.